Exhibit 3.2

AMENDMENT NO. 1
TO

SECOND AMENDED AND RESTATED BY-LAWS

OF

MY SIZE, INC.

This Amendment No. 1 (this “Amendment”) to the Second Amended and Restated By-laws of My Size, Inc., a Delaware corporation, dated April 18, 2018 (the “By-Laws”), is made as of January 6, 2022 in accordance with adopted in accordance with Section 11.1 of the By-Laws. Capitalized terms used herein and not otherwise herein defined are used as defined in the By-Laws.

1. Section 2.12 of the By-Laws is hereby deleted in its entirety and Section 2.13 of the By-Laws shall hereinafter be referred to as Section 2.12 of the By-Laws.

2. Except as expressly set forth in this Amendment, the By-Laws shall remain in full force and effect, and each reference to the By-Laws shall mean the By-Laws as amended by this Amendment.

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